Exhibit 99.1

/C O R R E C T I O N -- Gulf Resources, Inc./

    In the news release, "Gulf Resources Agrees to Acquire Bromine and Crude Salt Manufacturing Assets" issued today by Gulf Resources, Inc. (Nasdaq: GFRE) over PR Newswire Asia, we are advised by the company that in the second sentence of the second paragraph, "incremental revenue" should read "incremental net income". Full correct release follows:

Gulf Resources Agrees to Acquire Bromine and Crude Salt Manufacturing Assets

    NEW YORK and SHANDONG, China, June 8 /PRNewswire-Asia-FirstCall/ -- Gulf Resources, Inc. (Nasdaq: GFRE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that its wholly-owned subsidiary Shouguang City Haoyuan Chemical Company Limited ("SCHC") has signed an agreement to acquire manufacturing assets involved in bromine and crude salt production from Jinjin Li and Qiuzhen Wang, two individual residents of the People's Republic of China.

    "The acquisition will result in additional annual production capacity of 3,000 tons of bromine and 100,000 tons of crude salt, expanding the consolidated annual production capacity of SCHC to 46,300 tons of bromine and 550,000 tons of crude salt. We expect the additional production of bromine and crude salt from these new assets to add approximately $1.0 million in incremental net income in fiscal 2010 based on current market prices and five months of effective production," stated Xiaobin Liu, Chief Executive Officer of Gulf Resources.

    Consideration for the asset purchase includes $13.2 million in cash and the issuance of shares of 70,650 shares of common stock at a price of $9.859 per share, bringing the total consideration to $13.9 million. Following the transaction, the Company will have 34.6 million shares outstanding.

    Upon the closing of the transaction, approximately 10 days after receiving the satisfactory assessment report, SCHC will acquire the buildings, wells, machinery, equipment, pipelines, power circuits and inventory owned by the sellers, and any warranties associated therewith, located on 3.07 km2, or approximately 759 acres, in Shouguang City Yangkou Township, east of the Yangzhuang Village. The lease payment due under the 50-year land lease for the Leased Property will be paid-off by the Sellers up to June 30, 2010. SCHC has no relationship with the sellers or the original operations of the assets being purchased. The purchased assets are in good operating condition and suitable for continued use by SCHC in the production of bromine, although the Company expects some repair and ordinary wear and tear. The assets have not been in production for more than six months. Following the successful closing of the acquisition, the Company expects to start production utilizing the newly purchased assets in August of 2010.

    "Following the closing of this acquisition, we continue to focus on our goal to expand production capacity and further grow our market share in China, thereby leveraging our production license and scale to maintain our market leadership in the industry," concluded Mr. Liu.

    The closing of the transaction is subject to certain closing conditions, including a final assessment of the condition of the assets. Further details on the terms of this transaction can be found in the Company's 8-K which is expected to be filed with the U.S. Securities and Exchange Commission on June 8, 2010.

    About Gulf Resources, Inc.

    Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxing Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http://www.gulfresourcesinc.cn .

    Forward-Looking Statements

    Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

    For more information, please contact:

     Gulf Resources, Inc.
     David Wang, VP of Finance
     Email: gfre.2008@vip.163.com

     Helen Xu
     Email: beishengrong@vip.163.com
     Web:   http://www.gulfresourcesinc.cn

     CCG Investor Relations Inc.
     Linda Salo, Sr. Financial Writer
     Phone: +1-646-922-0894
     Email: linda.salo@ccgir.com

     Crocker Coulson, President
     Phone: +1-646-213-1915 (New York)
     Email: crocker.coulson@ccgir.com
     Web:   http://www.ccgirasia.com

SOURCE  Gulf Resources, Inc.